FORM 11-K


               FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASED, SAVINGS

                 AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

                           SECURITIES EXCHANGE ACT OF 1934





      (Mark One)
      [X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
      ACT OF 1934 [FEE REQUIRED]

      For the fiscal year ended                    December 31, 1993


                                         OR

      [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

      For the transition period from                        to


      Commission file number


            A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                BOWATER INCORPORATED SALARIED EMPLOYEES' SAVINGS PLAN


            B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                BOWATER INCORPORATED
                                   P. O. Box 1028
                               55 East Camperdown Way
                               Greenville,  SC  29602



                                     SIGNATURES

      The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.





                BOWATER INCORPORATED SALARIED EMPLOYEES' SAVINGS PLAN
                                   (Name of Plan)


      Date 6/28/94                                          Phillip A. Temple

                                                            Vice President -
                                                            Human Resources
                                                            and Administration

    ITEM 4.  PLAN FINANCIAL STATEMENTS AND SCHEDULES





         The Bowater Incorporated Salaried Employees' Savings Plan is subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and prepares its financial statements and schedules in accordance with the financial reporting requirements of ERISA. These statements and schedules have been filed in paper format as an exhibit under cover of Form SE on June 27, 1994. Included with the paper filing is
    Exhibit 23, Consent of Independent Auditors.